UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 17, 2013 (May 15, 2013)

THE HERTZ CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	001-07541 (Commission File Number)	13-1938568 (I.R.S. Employer Identification Number)

225 Brae Boulevard

Park Ridge, New Jersey 07656-0713

(Address of principal executive
offices, including zip code)

(201) 307-2000

(Registrant’s telephone number,
including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  DEPARTURE OF DIRECTORS; ELECTION OF DIRECTORS

(b)

On May 15, 2013, Angel L. Morales, a director of Hertz Global Holdings, Inc. (“Hertz Holdings”) and its wholly-owned subsidiary The Hertz Corporation (“Hertz” and together with Hertz Holdings, the “Companies”) notified the Boards of Directors of the Companies that he was resigning as a director of the Companies effective immediately after the Board of Directors meeting held after the 2013 annual meeting of stockholders of Hertz Holdings.  Mr. Morales’ decision to resign did not involve any disagreement with the Companies, the management of the Companies or the Boards of Directors of the Companies.

(d)

On May 15, 2013, the Boards of Directors of the Companies elected Carolyn Everson and Debra J. Kelly-Ennis to serve as directors of the Companies.   In their capacities as directors of Hertz Holdings, Ms. Everson and Ms. Kelly-Ennis will be entitled to compensation in accordance with Hertz Holdings’ policy regarding the compensation of directors and its Amended and Restated 2008 Omnibus Incentive Plan.  Hertz Holdings’ policy regarding the compensation of directors provides for an annual retainer for non-employee directors for 2013 of $210,000, with $85,000 paid in cash and $125,000 in restricted stock units pursuant to Hertz Holdings’ 2008 Omnibus Incentive Plan.  Ms. Everson will receive an additional annual cash fee of $15,000 for her service as a member of our Compensation Committee and Ms. Kelly-Ennis will receive an additional annual cash fee of $12,500 for her service as a member of our Nominating and Governance Committee.  We also reimburse our directors for reasonable and necessary expenses they incur in performing their duties as directors, and our directors are entitled to free worldwide Hertz car rentals.  The description of the Amended and Restated 2008 Omnibus Incentive Plan contained in the proxy statement related to Hertz Holdings’ 2010 annual meeting of stockholders filed with the United States Securities and Exchange Commission (“SEC”) on April 9, 2010 is incorporated by reference herein in its entirety. Ms. Everson and Ms. Kelly-Ennis are also expected to enter into Indemnification Agreements with Hertz Holdings as described in the proxy statement  related to Hertz Holdings’ 2013 annual meeting of stockholders filed with the SEC on March 28, 2013 under the heading “Certain Relationships and Related Party Transactions”, which description is incorporated by reference herein in its entirety.

Carolyn Everson serves as Vice President of Global Marketing Solutions for Facebook, Inc., where she manages the global marketing solutions team focused on expanding advertising revenue and managing significant, strategic accounts.  Before Facebook, Inc. Ms. Everson served as Corporate Vice President of Global Ad Sales and Strategy of Microsoft Corporation from 2010 to 2011.  Previous to Microsoft Corporation, Ms. Everson held various advertising management positions at MTV Networks Company from 2004 to 2010, including serving as Executive Vice President and Chief Operating Officer of Ad Sales from 2008 to 2010. Prior to MTV, she served in roles of increasing responsibility with respect to business development and advertising at Primedia, Inc., Zagat Surveys LLC and Walt Disney Imagineering.

Debra J. Kelly-Ennis served as President and Chief Executive Officer of Diageo Canada, Inc., a subsidiary of Diageo plc, a global spirits, wine and beer company, from 2008 to June 2012. From 2005 to 2008, she was Chief Marketing Officer for Diageo North America Inc., a U.S.-based subsidiary of Diageo plc.  Previous to her positions at Diageo plc, Ms. Kelly-Ennis served in various management roles at General Motors Corporation (“GM”), including serving as President and COO of Saab Cars USA from 2002 to 2005, General Manager of Oldsmobile from 2000 to 2002 and a Chevrolet Brand Manager from 1999 to 2000.  Previous to GM, she held marketing and management roles of increasing responsibility with leading companies such as RJR/Nabisco, Inc., The Coca Cola Company and Grand Metropolitan PLC.  She has been a director of PulteGroup, Inc. since September 1997, where she serves on the Audit Committee and the Nominating and Governance Committee, Altria Group, Inc. since February 2013, where she serves on the Innovation Committee as well as the Governance and Social Responsibility Committees, and Carnival plc and Carnival Corporation since April 2012, where she serves on the Health, Environmental, Safety and Security Committee.

Ms. Everson will serve on the Compensation Committee and Ms. Kelly-Ennis will serve on the Nominating and Governance Committee.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BY-LAWS; CHANGE IN FISCAL YEAR

(a)

On May 15, 2013, the Boards of Directors of the Companies approved revisions to the By-Laws of the Companies in order to (i) in the case of Hertz Holdings, to change the advance notice provisions to require enhanced disclosures in connection with stockholder nominations to the Hertz Holdings Board or proposals for consideration at stockholder meetings and (ii) in the case of Hertz Holdings and Hertz, to implement a new committee structure pursuant to which the Boards of Directors of the Companies split the duties of the Compensation, Nominating and Governance Committee into separate compensation functions (to be handled by the new Compensation Committee) and nominating and governance functions (to be handled by the new Nominating and Governance Committee) and replaced the current Executive Committee with an Executive and Finance Committee, which would handle certain finance-related matters which are currently approved by the Boards of Directors in addition to the matters currently handled by the Executive Committee.

The foregoing description of the amendments to the By-Laws of Hertz does not purport to be complete and is qualified in its entirety by reference to the full text of the By-Laws of Hertz, effective as of May 15, 2013, a copy of which is filed as Exhibit 3.2 to this Current Report on Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits. The following Exhibits are filed herewith as part of this report:

Exhibit	Description

3.2	By-Laws, effective as of May 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HERTZ CORPORATION
(Registrant)

Date: May 17, 2013	By:	/s/ J. Jeffrey Zimmerman
	Name:	J. Jeffrey Zimmerman
	Title:	Executive Vice President, General Counsel & Secretary